Exhibit 23.3

CONSENT

We hereby consent to the incorporation of our reserve reports by reference in this Registration Statement on Form S-1 of Petrosearch Energy Corporation filed in June, 2008 which includes our name and information regarding our review of the reserve estimates of Petrosearch Energy Corporation as of December 31, 2007.

/s/ Cawley, Gillespie & Associates, Inc

Consulting Petroleum Engineers

Houston, TX
June 3, 2008